Exhibit 10.15

Description of Non-Employee Director Compensation Policy, as amended as of February 15, 2010

Beginning January 1, 2010, non-employee members of the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) will receive fixed annual fees for service as a member or Chairman of the Board and for service on Committees of the Board, as set forth below. The fees shall be payable quarterly in arrears.

Position	Annual Fee
Board Member	$40,000
Board Chairman	$20,000
Audit Chairman	$18,000
Compensation Chairman	$15,000
N&CG Chairman	$8,000
Non-Chairman Audit Member	$8,000
Non-Chairman Compensation Member	$6,000
Non-Chairman N&CG Member	$4,000

Each non-employee Director receives an annual grant of 15,000 restricted shares (the “Annual Grant”) on the annual equity grant date for officers and other employees of the Company, except for the Chairman of the Board, who receives an Annual Grant of 25,000 restricted shares.

Annual Grants generally vest twelve (12) months after the date of grant Restricted shares granted to non-employee Directors will also vest immediately upon the occurrence of a change in control of the Company. A change in control of the Company would occur on the happening of such events as the acquisition of beneficial ownership by a person or group of 30 percent or more of the outstanding Common Stock of the Company, certain changes in Board membership affecting a majority of positions, certain mergers or consolidations, a sale or other transfer of all or substantially all the Company’s assets, or approval by the stockholders of a plan of liquidation or dissolution of the Company, as well as any change in control required to be reported under the SEC’s proxy disclosure rules. Non-employee Directors are permitted to direct the Company to withhold restricted shares in order to pay tax withholding obligations arising upon the vesting of such shares.